Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

UNIOIL

at

$1.91 Net Per Share

by

WATTENBERG ACQUISITION CORPORATION

a wholly owned subsidiary of

PETROLEUM DEVELOPMENT CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 4, 2006, UNLESS THE OFFER IS EXTENDED.

November 3, 2006

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We are writing in connection with the tender offer commenced by Wattenberg Acquisition Corporation, a Nevada corporation (“Sub”) and a wholly owned subsidiary of Petroleum Development Corporation, a Nevada corporation (“Parent”), to purchase all of the outstanding shares (“Shares”) of common stock, par value $.01 per share, of Unioil (“Unioil”), at a price of $1.91 per Share, net to the seller in cash, less any required withholding of taxes and without payment of any interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 3, 2006 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the “Offer”).

The Offer is conditioned upon, among other things, Unioil’s Principal Stockholders (as defined in the Offer to Purchase) owning approximately 82% of the Shares, validly tendering and not withdrawing their Shares in the Offer in accordance with the terms of a Stockholder Tender Agreement between Parent and such stockholders. The Offer also is subject to certain other terms and conditions.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee or who hold Shares registered in their own names, we enclose the following documents:

1. Offer to Purchase, dated November 3, 2006.

2. Letter of Transmittal to tender Shares for your use and for the information of your clients who hold Shares. Facsimile copies of the Letter of Transmittal may be used to tender Shares.

3. Letter to Clients, which may be sent to your clients for whose account you hold Shares, registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer.

4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates are not immediately available or time will not permit the certificates and all required documents to reach the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase).

5. Letter to stockholders of Unioil from Charles E. Ayers, Jr., Chairman, Chief Executive Officer and President of Unioil, accompanied by Unioil’s Solicitation/Recommendation Statement on Schedule 14D-9.

6. Return envelope addressed to Computershare Trust Company.

Upon the terms and subject to the conditions to the Offer, Sub will accept for payment, purchase and pay for, all Shares which have been validly tendered and not properly withdrawn pursuant to the Offer promptly following expiration of the Offer when all such conditions shall have been satisfied or waived (where applicable). For purposes of the Offer, Sub will be deemed to have accepted for payment (and therefore purchased), Shares validly tendered and not properly withdrawn if, as and when Sub gives written notice to the Depositary of Sub’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates representing the Shares, (ii) the Letter of Transmittal to tender Shares (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required under the Letter of Transmittal.

Sub will not pay any commissions or fees to any broker, dealer or other person (other than the Depositary, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. Sub will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Sub will pay any stock transfer taxes with respect to the transfer and sale of Shares to it pursuant to the Offer, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Monday, December 4, 2006, unless the Offer is extended (the “Expiration Date”).

In order for a stockholder of Unioil to take advantage of the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees and any other documents required by such Letter of Transmittal, should be sent to the Depositary and certificates should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

Holders of Shares whose certificates are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary on or prior to the Expiration Date of the Offer must complete the Notice of Guaranteed Delivery and tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

Requests for copies of the Offer to Purchase, the Letter of Transmittal and all other tender offer materials may also be directed to the Depositary.

Very truly yours,

Petroleum Development Corporation

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF SUB, PARENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER, THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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